EXHIBIT 23.1

U.S. BANK, NATIONAL ASSOCIATION

550 S. Hope Street

Suite 500

Los Angeles, CA  90071

August 6, 2003

Cornerstone Industrial Properties

4590 MacArthur Boulevard, Suite 610

Newport Beach, CA  92660

Re:                               Escrow Account No. 94671200

Cornerstone Realty Fund, LLC (the “Fund”)

Gentlemen:

U.S. Bank, National Association does hereby agree to be the Escrow Agent with respect to the subject account.  We further agree to release funds to Cornerstone Industrial Properties, the Managing Member of the Fund, only in accordance with the terms of the Escrow Agreement described in the Prospectus of the Fund.

U.S. Bank, National Association does hereby further agree to the use of its name for the purpose of reference to it as Escrow Agent for the Fund in its Registration Statement.

Very truly yours,

/s/  U.S. BANK, NATIONAL ASSOCIATION

U.S. BANK, NATIONAL ASSOCIATION